UNIFIED SERIES TRUST

                             RULE 18f-3 PLAN OF THE
                          CRAWFORD DIVIDEND GROWTH FUND
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     WHEREAS,  Unified Series Trust, an Ohio business trust (the "Trust"), is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust, on behalf of its series, Crawford Dividend Growth Fund (the "Fund") desires to adopt this 18f-3 Plan ("Plan") pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trust's Board of Trustees, including the Trustees who are not interested persons of the Trust and the Fund ("Independent Trustees"), have determined that, in the exercise of the their reasonable business judgment and in light of their fiduciary duties, the Plan, including the expense allocation, is in the best interests of each class of the Fund;

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

     A. Differences Among Classes. Each class of shares of the Fund:
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          (1)  (a) Shall have a different  arrangement for shareholder  services or the distribution its shares, and shall pay all of the expenses of that arrangement; and

               (b) May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes;

          (2) Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

          (3) Shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

          (4) Shall have in all other respects the same rights and obligations as each other class.

     B.  Description  of Classes.  The Fund may offer the  following  classes of
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shares on the terms set forth below:


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          (1)  Class I. Class I shares are  purchased at net asset value without
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               deducting an initial sales  charge.  Purchasers of Class I shares shall pay no sales load at the time of  purchase,  no  contingent
               deferred   sales  charge  upon   redemption  and  no  Rule  12b-1
               distribution fees. The minimum purchase for Class I shares shall be $250,000, which minimum may be waived at the discretion of the Fund's advisor.

          (2) Class C. Class C shares are purchased at net asset value without deducting an initial sales charge. Class C shares will be offered by participating dealers to the general public. The Fund has adopted a distribution plan for its Class C shares in accordance with Rule 12b-1 under the Investment Company Act of 1940. Under the Fund's plan, the Fund can pay the Fund's distributor, the advisor and/or other financial institutions, a fee of up to 1.00% of the Class C's average daily net assets (0.75% to help defray the cost of distributing Class C shares and 0.25% for servicing Class C shareholders). The minimum purchase for Class C shares shall be $5,000.

                    Qualifying  dealers who sell Class C shares  will  receive a payment from the Fund's distributor of 1.00% of the amount invested in Class C shares. In addition, the Fund may pay an annual 12b-1 fee of up to 1.00% to dealers of record. A Class C shareholder will be assessed a contingent deferred sales charge ("CDSC") of 1% if the shareholder redeems Class C shares purchased within 12 months of redemption. The Fund will first redeem the shares owned by the shareholder for the longest period of time. No CDSC will be imposed on shares received through the reinvestment of dividends and capital gains. The holding period is calculated on a monthly basis and begins on the first day of the month in which the shares are purchased. When a shareholder redeems Class C shares subject to a CDSC, the CDSC is calculated on the NAV attributable to the shares on the date of redemption, and is deducted from the shareholder's redemption proceeds. The CDSC will be waived for mandatory retirement withdrawals and for its systematic withdrawal plan.

     C. Waiver of Expenses.  Expenses of each class may be waived or  reimbursed
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by  Crawford  Investment  Counsel,   Inc.,  the  Fund's  advisor.   The  advisor
contractually has agreed to waive its advisory fee and, if necessary, reimburse the Fund, to maintain the Fund's total annual operating expenses, excluding 12b-1 fees (for Class C shares only), brokerage fees and commissions, and borrowing costs (such as interest and dividend expenses on securities sold short) at 1.00% of its average daily net assets for the Fund's initial fiscal year ending December 31, 2004. The expense cap will apply to both Class I and Class C shares of the Fund.

     D.  Allocation  of Class  Expenses.  Income,  realized  gains  and  losses,
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unrealized  appreciation and depreciation,  and Fund-wide expenses not allocated to a particular class shall be allocated to each class based on the net assets of that class in relation to the net assets of the Fund ("relative net assets").

     E. Board  Approval.  This Plan shall take  effect as of the date the Fund's
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shares are first offered for sale to the public, following approval of the Plan, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, cast in person at a meeting or meetings called for the purpose of voting on this Plan. Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and

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Independent  Trustees  shall  find that the Plan as  proposed  to be  adopted or amended, including the expense allocation, is in the best interests of each class of the Fund individually and the Fund as a whole. Before any vote on the Plan, the Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

     F. Renewal of Plan.  This Plan shall  continue in full force and effect for
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successive periods of one year from its approval for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph D.

     G. Termination. This Plan may be terminated by the Fund at any time by vote
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of a majority  of the  Independent  Trustees  or by a vote of a majority  of the outstanding voting securities of the Fund.


Date:  December 7, 2003